Exhibit 10(h)

[FleetBoston Financial Corporation Letterhead]

May 21, 2003

Douglas L. Jacobs

Dear Doug:

     The purpose of this letter is to set forth the agreements between you and FleetBoston Financial Corporation, including its past and present parent corporations, their past and present divisions, subsidiaries, affiliates, predecessors, successors and assigns and their respective past and present employees, directors, officers and agents (hereinafter collectively referred to as the “Company” or “Fleet”) concerning the terms of your departure from the Company’s employ, including enhanced separation pay and benefits which you have agreed to accept in exchange for a release of claims and other agreements as set forth herein.

     1.     Your last day of employment with the Company will be October 17, 2003, (the “Separation Date”) and you agree to resign, and do hereby resign, effective October 17, 2003, from your position as Executive Vice President and Treasurer, as well as from all other officerships and directorships held by you with the Company or in connection with your employment at the Company. It is understood that the Company will take actions in reliance on your resignations and that they are irrevocable. Between the date of this letter agreement and the Separation Date, you will not be eligible for any salary increases.

     2.     In consideration of your commitments as set forth herein, including your release of claims, the Company agrees to provide you with the following:

(a.)	You will be eligible to receive salary continuation paid to you in periodic installments based upon your current annual salary of $290,000.00, minus applicable withholdings, issued on the Company’s regular pay dates beginning with the first regularly scheduled pay date falling after the Separation Date, and continuing until October 17, 2005 (the “Salary Continuation Period”). Your salary continuation and the benefits provided by Fleet under the terms of this letter agreement, including but not limited to the payment of a pro rated performance bonus for 2003, will cease if you violate any of the terms of the this letter agreement. In addition, your salary continuation and the benefits provided by Fleet under the terms of this letter agreement may be terminated if Fleet determines that you engaged in Misconduct while employed by Fleet. For purposes of this letter agreement, “Misconduct” means: fraud; misappropriation; embezzlement or criminal conduct; or material neglect of duties or responsibilities as an employee.

(b.)	You will continue to accrue vacation time between the date of this letter agreement and the Separation Date. You will cease accruing vacation time as of your Separation Date. As soon as administratively possible following your Separation Date, you will receive payment for any accrued but unused vacation time.

(c.)	You are vested under the Company’s 401(k) Savings Plan and Pension Plan. Your 401(k) contributions and company match under the Savings Plan, and benefit accruals under the Pension Plan will continue during the Salary Continuation Period, in accordance with the terms and conditions of those plans as they exist through the Salary Continuation Period, and unless you elect to change your participation.

(d.)	Subject to the terms of the applicable individual award agreement and underlying plan document, any unvested Company stock options will continue to vest during the Salary Continuation Period. Any stock options that are not vested by the conclusion of the Salary Continuation Period will be forfeited. Any vested stock options must be exercised within one year of the conclusion of the Salary Continuation Period in accordance with the terms of the applicable individual award agreement and underlying plan document.

(e.)	Subject to the terms of the applicable individual award agreement and underlying plan document, any restrictions on the shares of restricted stock awarded to you on February 19, 2002 and February 18, 2003 shall lapse as of October 17, 2003. Subject to the terms of the applicable individual award agreement and underlying plan document, 15,000 of the 30,000 shares of restricted stock awarded to you in October, 2002 will be forfeited on the Separation Date.

(f.)	Your Company sponsored Short-Term Disability, Long-Term Disability, Personal Accident Insurance and Business Travel Accident Insurance coverage will terminate on your Separation Date. Your medical, dental, vision, and life insurance coverage will terminate on the last day of the month in which your Salary Continuation Period ends. Your eligibility for and participation in the benefit plans identified in the previous sentence will be upon the terms available to other active employees as may be in effect from time to time and will be in accordance with applicable plan provisions. If you obtain medical, dental, vision, or life insurance coverage through another employer (as an employee or otherwise), your eligibility for such Company sponsored benefits will cease. Following the termination of Company health insurance benefits, you may elect to extend coverage of existing health care benefits for an additional 18 months in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by paying 102% of the Company’s group rate for coverage.

(g.)	Provided you are in compliance with the terms of this letter agreement and have continued to perform your duties at an acceptable level through the Separation Date, you will be eligible to receive a pro rated performance bonus for calendar year 2003 of up to $400,000.00. This bonus will be determined in the sole discretion of the Company and payable when the Company pays other bonuses for 2003, which is currently anticipated to be on or before March 15, 2004. You will not be eligible for any other bonuses during or following the Salary Continuation Period.

(h.)	In the event that you die anytime after the execution of this letter agreement but prior to the conclusion of the Salary Continuation Period, and further provided that at the time of your death you are in full compliance with the terms of this letter agreement, the Company agrees to continue to pay your surviving spouse, or in the event your spouse is also deceased, your estate, all or the remainder, as the case may be, of the salary continuation provided for in paragraph 2(a) above, provided, however, that such salary continuation shall not continue beyond the 2-year period following your date of death.

     3.     You hereby agree that following the termination of your active employment on October 17, 2003, you will have no rights to any salary, severance, benefits, bonuses, commissions, incentive, stock options, stock grants or other form of compensation from the Company other than as explicitly set forth in this letter agreement or as expressly required by law. This letter agreement shall supersede any and all other employment, severance or other agreements between you and the Company (and your and the Company’s predecessors or successors) with respect to the subject matter hereof, and you hereby waive any and all rights you may have, now or in the future, under (a) that certain Agreement dated October 15, 1997, between you and the Company; (b) the Separation Pay and Benefits Plan of FleetBoston Financial Corporation and Participating Subsidiaries as Amended; (c) any agreement(s) pertaining to a change of control of the Company, and (c) any other Company plan or program related to severance pay following termination of employment.

     4.     You agree that, during your employment and thereafter, you will continue to use your best efforts to support the interests and reputation of the Company in the community, that neither you nor any member of your family, including your spouse, will disparage the Company or any of the people or organizations connected with it, including its officers and directors, and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its interests or reputation. In addition, you agree not to engage in any conduct or activity inimical, contrary or harmful to the interests of the Company or any affiliate thereof.

     5.     You agree at all times to keep the terms of this letter agreement strictly confidential, and you agree that you will not disclose, characterize, comment on, convey or in any sense reveal the content or nature of this letter agreement, except as required by applicable law. You may, however, reveal the content of this agreement to your spouse and children, and to your legal, tax and financial advisors, provided that you advise your spouse, children and legal/tax/financial advisors to be similarly bound by this covenant of confidentiality.

     6.     You agree that you will not at any time disclose to any other person, corporation, or other entity (except as required by applicable law or for the proper performance of your obligations under this agreement) or use any confidential information obtained by you incident to your employment with the Company. All information concerning the business of the Company shall be considered confidential information unless (a) such information is publicly available prior to the date of this letter agreement, or (b) such information becomes publicly available by reason of acts not attributable to your breach of this letter agreement. Without limiting the generality of the foregoing, confidential information shall include corporate information, including plans, strategies, tactics, policies, procedures and practices; marketing information; financial information; operational information; personnel information; and customer information.

     7.     You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters (formal or informal) in connection with any governmental investigation, internal Company investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen prior to or which may arise following the signing of this agreement. The Company agrees to reimburse you for your out-of-pocket expenses (not including attorney’s fees, legal costs, or your lost time or opportunity), and to provide you with appropriate legal representation in a manner to be determined by the Company related to the cooperation described in this paragraph. To the extent permitted by the Company’s Articles of Association or by-laws, the Company agrees to indemnify you for actions arising out of your employment with the Company.

     8.     You agree that until October 17, 2005, you will not directly or indirectly solicit the employment of or offer employment to or hire or employ in any capacity any employee or officer of the Company or entice away or in any other manner persuade or attempt to persuade any employee or officer employed by the Company to leave their employment. Your entitlement to benefits under this letter agreement, including the salary continuation provided for in paragraph 2(a) above, will cease if you violate the terms of this Paragraph 8.

     9.     You agree that until October 17, 2005, you will not knowingly or directly solicit any clients or customers of the Company for the purpose of inducing or encouraging such clients or customers to cease doing business with the Company, to transfer any business from the Company, or to decline to conduct new business with the Company. Your entitlement to benefits under this letter agreement, including the salary continuation provided for in paragraph 2(a) above, will cease if you violate the terms of this Paragraph 9.

     10.     Your entitlement to benefits under this agreement will cease if, prior to October 17, 2005, and without the express written consent of the Company, you are employed by, or provide services as a consultant, advisor, independent contractor, or otherwise, to any entity, and including the holdings, subsidiaries, affiliates, related companies (of which some percentage is owned by such entity), and divisions, however organized, of such entity, which is engaged in direct competition with the Company.

     11.     Prior to your Separation Date, you agree to return to the Company all documents, files, books, records, computers, software materials, discs, keys, equipment, passes, identification materials and all other property of the Company, and its affiliates and/or subsidiaries.

     12.     This letter constitutes the entire agreement between you and the Company and supersedes any other communications, written or oral, with respect to your employment by the Company and the termination of your employment and with respect to all matters pertaining thereto but does not modify any prior agreements relating to the use of confidential information or any obligations you have with respect to securities of the Company.

     13.     In exchange for the agreements by the Company set forth herein, you hereby for yourself, your heirs, executors, administrators, representatives, and assigns, voluntarily release and forever discharge FleetBoston Financial Corporation and its subsidiaries and other affiliates and all of their respective past and present directors, officers, employees, agents, successors and assigns and all past and present directors, officers, employees, and agents of these entities, personally, and as directors, officers, employees, and agents and all employee benefit plans of the Company (the “Benefit Plans”) and all trustees, fiduciaries and administrators of the Benefit Plans (hereinafter referred to collectively as the “RELEASEES”) before any agency, court or other forum and you further agree to release the RELEASEES from any and all causes of action, rights or claims now existing, both known and unknown, that you may have against them up to the date of this letter agreement, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, or claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, or any other local, state or federal law, regulation or other requirement or any other claim relating to or arising out of your employment with the Company or the termination thereof (including but not limited to laws prohibiting discrimination on the basis of race, sex, age, national origin, religion, sexual preference, disability or status as a veteran). You further represent that you have not filed any claim in any forum up to the date of this letter agreement and you further promise not to institute any charge, complaint or lawsuit asserting such claims. This release does not waive any rights to the pay or benefits to be provided you as set forth herein nor to the right to enforce this agreement. This release does not apply to any claims arising out of your status as a credit card holder or depositor or to any rights you have under COBRA. This release does not affect your ability to file a claim for vested benefits, if any, under any Benefit Plan of the Company. This general release will not be construed to prevent you from filing a charge with or assisting in any investigation or proceeding conducted by or through a federal, state, or local court or agency, or from challenging the validity of this general release. However, you agree to waive the right to recover any damages or other relief in any claim or suit brought by or through any federal, state, or local court or agency.

     14.     In order to be certain that this agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth above and, in that regard, advises you to seek the advice of an attorney before signing this agreement. You acknowledge and agree that you have been given at least twenty-one (21) days within which to consider this letter agreement. You also represent that you have read carefully and fully understand the terms of this letter agreement, and that you have had the opportunity to consult with an attorney, and that you have been advised by FleetBoston to consult with an attorney, prior to signing this letter agreement. You acknowledge that any changes to this agreement, material or otherwise, will not restart the 21 day review period. You agree and understand that you may accept and sign this agreement prior to the expiration of the 21 day Review Period, provided your acceptance is knowing and voluntary.

     15.     For a period of seven (7) days following your execution of this letter agreement, you may revoke your agreement, provided you do so in writing, and this letter agreement shall not become effective until this seven day revocation period has expired.

     16.     The terms of this letter agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

     17.     Any notice required to be made by one party to the other under any provision of this agreement shall be in writing and delivered by hand or sent certified mail.

     If the foregoing is in accordance with your understanding, would you kindly sign and return the enclosed duplicate original of this letter no later than June 13, 2003 to Jannene Wagner, at FleetBoston, 1 Federal Street, MADE 10306Q, Boston, Massachusetts 02110, whereupon this letter will constitute a binding agreement between you and the Company on the basis set forth above.

Sincerely,

/s/ M. ANNE SZOSTAK

M. Anne Szostak
Executive Vice President and
Director of Human Resources and Diversity

Voluntarily Accepted and Agreed to by:

/s/ DOUGLAS L. JACOBS

DOUGLAS L. JACOBS

5/22/03

DATE